Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
Paul E. Landers, Chief Financial Officer	Ina McGuinness/Bruce Voss
(858) 552-7962	(310) 691-7100

QUIDEL REPORTS THIRD QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif. (October 27, 2004) — Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care diagnostic tests, today reported financial results for the third quarter and nine months ended September 30, 2004.

Total revenues for the third quarter of 2004 were $14.2 million compared with total revenues of $18.6 million for the third quarter of 2003, a decrease of 24%.  Net product sales were $13.0 million compared with $18.3 million last year, a decrease of 29%.  Domestic product sales during the quarter increased 6% over prior year, and represented 75% of net product revenues versus 50% of net product revenues last year.  International product sales were down 64% compared with the third quarter of 2003, and represented 25% of net product revenues during the 2004 third quarter compared with 50% of net product revenues last year.

The net loss for the 2004 third quarter was $3.6 million, or $0.12 per share, which included $1.0 million of non-recurring costs discussed below.  This compares with a net loss for the 2003 third quarter of $0.5 million, or $0.02 per share, which included a $1.4 million non-recurring restructuring charge.

“The third quarter of 2004 was a period of transition at Quidel, with growth in domestic sales and leading market shares for each of our three core products,” said Caren Mason, president and chief executive officer of Quidel.  “However, during the 2004 third quarter we had no influenza test sales in Japan, compared with more than $5 million in sales during the prior-year third quarter.  With last year’s light influenza season in Japan that began early and ended abruptly, significant quantities of flu product remained with our

Japanese distributor as we headed into the 2004-2005 flu season.  Since the start of the fourth quarter we have booked orders of flu product for the Japanese market of $6.8 million, which we expect to ship by year-end.”

Gross margin for the 2004 third quarter reflects lower sales of higher contribution influenza tests to Japan and was 42%, compared with gross margin of 50% for the third quarter of 2003.

Operating expenses for the 2004 third quarter totaled $11.7 million compared with $10.2 million last year which included a $1.4 million non-recurring restructuring charge.  The increase was primarily due to $1.7 million in litigation costs in connection with the Company’s patent-infringement lawsuits, higher R&D expense reflecting continuing activities associated with the Company’s Layered Thin Film (LTF™) technology and related projects, and $1.0 million of non-recurring costs associated with the previously announced CEO transition.  These costs were partially offset by savings attributable to the closure of the Company’s sales and support offices in Germany and Italy in 2003.  Quidel’s third quarter R&D expenditures continued to focus on product development using the proprietary LTF platform.

Based on trailing 12 month domestic market share data, measured in dollars, for the period ended June 30, 2004 and as compiled by Healthcare Products Information Services (HPIS), each of Quidel’s three primary product categories maintained a leading domestic market share.  Quidel’s pregnancy test share was 49%; the QuickVue® brand Strep A test maintained its substantial lead with a 43% market share, which is more than two-times larger than the nearest competitor; and the QuickVue Influenza test continues to command more than half of the domestic flu testing market with a 51% market share.  All of these figures reflect overall domestic market share in both the physician office lab (POL) and acute care segments.  Within the POL segment, the QuickVue brand Influenza test commanded an 84% share.

Cash and cash equivalents as of September 30, 2004 totaled $30.2 million, compared with $25.6 million as of December 31, 2003.

“During my first two months with Quidel, I have met with customers and begun the assessment of our Company.  I see significant opportunity to better leverage our assets and our established position of industry leadership in order to deliver the sustainable, consistent financial performance our shareholders rightly expect of Quidel,” added Ms. Mason.  “Initially my focus is a full assessment of the Company’s product portfolio and go-to-market strategy.  I am prepared to reallocate investment to those product categories that offer growth opportunities while divesting product categories that fail to create shareholder value.”

“Near-term my top priorities are to grow market share and increase the sales of our core product families, and continue progress on our LTF immunoassay platform,” she said. “Also, Quidel remains strongly committed to defending the Company’s intellectual property and will continue diligently in our efforts to seek damages and injunctive relief for patent infringement by Inverness Medical Innovations, Inc. and Applied Biotech, Inc., as well as declaratory relief that certain patents acquired by Inverness are invalid and unenforceable and are not infringed by Quidel’s products.”

During the 2003-2004 flu season, there was a 125% increase in the number of U.S. physicians administering the Company’s QuickVue brand Influenza test.  Quidel is continuing this progress during the 2004-2005 season.

“We are focused on getting flu tests into the hands of more physicians.  Creating maximum awareness of the consumer benefits of a flu test when symptoms emerge is an additional objective for us this season.  Our influenza communication strategy focuses on early market awareness through focused advertising and public relations to healthcare professionals and to the general public.  Our www.flutest.com website has been vastly expanded from last year, and today is full of valuable content including a new ‘find a doctor’ service accessible by zip code, which identifies physician offices qualified to administer the QuickVue Influenza test,” commented Ms. Mason.

Year-to-Date Financial Results

For the first nine months of 2004, Quidel’s net loss was $5.6 million, or $0.18 per share, which included $1.0 million in non-recurring costs and $4.3 million in litigation costs.  This compares with net earnings in the prior-year period of $0.8 million, or $0.03 per share on a diluted basis, which included $2.2 million in restructuring charges.

Year-to-date total revenues were $48.2 million in 2004 versus $61.9 million last year, down 22%.  Year-to-date net product sales were $45.9 million in 2004 compared with $60.6 million in 2003, down 24%.  Year-to-date domestic product sales decreased 3% over the prior year, and represented 71% of net product revenues versus 56% of net product revenues last year.  Year-to-date international product sales were down 51% compared with last year, and represented 29% of net product revenues compared with 44% last year.  Gross margin was 47% for the first nine months of 2004 compared with 51% last year, reflecting lower sales volume.

Conference Call

Quidel management will be hosting an investment community conference call beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss third quarter results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-7396 from the U.S., or (706) 634-1052 for international callers.

Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.quidel.com.  A replay will be available on Quidel’s Web site for 14 days.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 1564954.

About Quidel

Quidel Corporation is a worldwide company helping women and their families live healthy lives, through the discovery, development and manufacture and marketing of point of care (POC) rapid diagnostic tests for detection of medical conditions and illnesses.  These products provide accurate, rapid and cost-effective diagnostic information for acute and chronic conditions associated with women’s and family health in areas including reproduction, upper respiratory infections and other clinical conditions.  Its broad line of POC diagnostics includes influenza A and B, Strep throat, pregnancy, H. pylori infection, chlamydia, infectious mononucleosis and infectious vaginitis. Quidel’s products are sold to healthcare professionals for use in physician offices and clinical laboratories, and to consumers through several distribution partners.  For more information, please visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)
Net sales	$13,037	$18,313	$45,876	$60,573
Research contract, license and royalty income	1,114	306	2,293	1,319

Total revenues	14,151	18,619	48,169	61,892

Cost of sales	7,568	9,158	24,377	29,571
Research and development	2,584	1,901	8,017	6,239
Sales and marketing	3,495	4,343	10,831	13,283
General and administrative	5,054	2,027	11,697	7,240
Restructuring	—	1,376	—	2,208
Amortization of intangibles	519	519	1,556	1,539

Total costs and expenses	19,220	19,324	56,478	60,080

Earnings (loss) from operations	(5,069)	(705)	(8,309)	1,812

Interest expense	220	224	668	743
Interest income	(98)	(37)	(273)	(70)
Other, net	(42)	(103)	(169)	(264)

Total other (income) expense	80	84	226	409

Earnings (loss) before income taxes	(5,149)	(789)	(8,535)	1,403

Income tax expense	(1,504)	(308)	(2,892)	561

Net earnings (loss)	$(3,645)	$(481)	$(5,643)	$842

Earnings (loss) per share before income taxes - basic	$(0.16)	$(0.03)	$(0.27)	$0.05
Earnings (loss) per share before income taxes - diluted	$(0.16)	$(0.03)	$(0.27)	$0.05

Net earnings (loss) per share - basic	$(0.12)	$(0.02)	$(0.18)	$0.03
Net earnings (loss) per share - diluted	$(0.12)	$(0.02)	$(0.18)	$0.03

Weighted shares used in basic per share calculation	31,618	29,125	31,382	29,011
Weighted shares used in diluted per share calculation	31,618	29,125	31,382	29,955

Gross profit as a% of net sales	42%	50%	47%	51%
Research and development as a% of net sales	20%	10%	17%	10%
Sales and marketing as a% of net sales	27%	24%	24%	22%
General and administrative as a% of net sales	39%	11%	25%	12%

Condensed balance sheet data (in thousands):	9/30/04	12/31/03
	(unaudited)	(audited)
Cash and cash equivalents	$30,203	$25,627
Working capital	50,269	49,528
Total assets	111,625	117,425
Long term obligations	11,076	11,258
Stockholders’ equity	89,698	89,779

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